NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of American Depositary Shares (Each representing two class B common shares) (the 'ADSs') of Quilmes Industrial (Quinsa), Societe Anonyme (the 'Company') from listing and registration on the Exchange at the opening of business on March 3, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of February 14, 2008, the Company had fewer than 600,000 publicly held ADSs as a result of a tender offer made by Companhia De Bebidas Das Americas (AMBEV) to purchase up to 5,483,950 Class A shares and up to 8,800,060 Class B shares (including Class B shares held as American Depositary Shares ('ADS'). As a result, the Company advised the NYSE that 114,311 ADSs remained outstanding after the expiration of the offer. The tender offer expired at 5:00 p.m. on February 11, 2008. 1. Section 802.01A of the Exchange's Listed Company Manual states, in part, that the Exchange would normally give consideration to suspending or removing from the list a security of a company when the 'number of publicly-held shares is less than 600,000.' 2. The Exchange, on February 14, 2008, determined that the ADSs should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on February 14, 2008, and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on February 14, 2008 of the proposed suspension of trading in the ADSs. Similar information was included on the Exchange's website. Trading in the ADSs on the Exchange was suspended before the opening of the trading session on February 14, 2008. 4. On February 21, 2008, the Company indicated in a press release that it formally waived its right to a hearing relative to the delisting of the stated ADSs.